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                                                                   Exhibit 10.47

                          CONSULTING SERVICES AGREEMENT

      This Agreement is made as of November 15, 2004 (the "Effective Date"), by and between Neurocrine Biosciences, Inc., 12790 El Camino Real, San Diego, California 92130 (the "Company") and Wylie W. Vale, Ph.D., the Salk Institute for Biological Studies, 10010 North Torrey Pines Road, La Jolla California 92037 (the "Consultant").

      The Consultant has been involved in scientific research of particular interest to the Company. The Company wishes to retain the Consultant in a consulting capacity, and the Consultant desires to perform such consulting services. Accordingly, the parties agree as follows:

1. Services. The Consultant will advise the Company's management, employees and agents, at reasonable times, in matters related to the relevant field of interest, as requested by the Company as set forth below. The field of interest for consulting hereunder involves the advisory oversight of the Company's research and development programs including the review of the research programs, research support for development programs, priorities, staffing and advising the scientific directors and the Company's President & CEO ("Field of Interest").

2. Compensation. For services rendered by Consultant to the Company hereunder, the Company will pay the Consultant $50,000 per year payable quarterly in advance.

3. Term. This Agreement supercedes the Consulting Agreement dated November 15, 2003 by and between Consultant and Company. The term of this Agreement will begin on the Effective Date and will end on November 15, 2005, unless extended by mutual consent.

4.    Certain other Contracts.

      4.1 Consultant is an employee of The Salk Institute for Biological Studies, 10010 North Torrey Pines Road, La Jolla, CA 92037 ("The Salk Institute").

      4.2 Consultant is conducting research at The Salk Institute (the "Salk Research"), which Salk Research may, in part, overlap with the consulting services.

      4.3 Consultant is required under The Salk Institute's policies to assign to The Salk Institute rights to any inventions which are (i) conceived, developed, made, produced or reduced to practice by Consultant during the course of the Salk Research, or (ii) involve the use of laboratories, equipment, materials or other resources, information or trade secrets or other intellectual property belonging to The Salk Institute.

      4.4 Except for disclosures made pursuant to a confidentiality agreement, The Salk Institute's scientists are prohibited from disclosing to any commercial company any information generated in their laboratories at The Salk Institute prior to publication or to making such information generally available to members of the research community. The foregoing restriction does not preclude a scientist from consulting within the general area of research being conducted in his or her laboratory provided that the assistance and information supplied is limited to published information and information which is within the general knowledge of scientists outside The Salk Institute.

      4.5 Consultant acknowledges that he may obtain access to confidential information regarding research, product developments, preclinical and clinical studies and results thereof, formulations, inventions, trade secrets, know-how and other information which is developed by him or by others at The Salk Institute as proprietary and confidential information (the "Salk Information"), and that his obligations under his agreement with The Salk Institute prevent him

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from disclosing such Salk Information to Company, except pursuant to a confidentiality agreement between Company and The Salk Institute.

      4.6 The Consultant has disclosed and, during the Term, will disclose to the Chief Executive Officer of the Company any conflicts between this Agreement and any other agreements binding the Consultant.

5. Exclusive Services During the Term. Subject to written waivers that may be provided by the Company upon request, the Consultant agrees that during the term of this Agreement he will not directly or indirectly without the prior written approval of the Company (i) provide any services in the Field of Interest to any other business or commercial entity, (ii) participate in the formation of any business or commercial entity in the Field of Interest, or (iii) solicit or hire away any employee or consultant of the Company. Consultant shall notify the Company of all other consulting agreements which Consultant has entered into, or any consulting services which Consultant may provide, to any third party.

6.    Inventions Discovered by the Consultant While Performing Services
      Hereunder.

      6.1 Subject to the terms of paragraph 6.2, below, the Consultant hereby assigns to the Company any right, title, and interest he may have in any invention, discovery, improvement, or other intellectual property which (i) the Consultant, alone or with others, develops as a direct result of performing consulting services for the Company under this Agreement and (ii) is not developed in the course of Consultant's activities as a Salk Institute employee and is not owned by or assignable to The Salk Institute. Any intellectual property assignable to the Company pursuant to the preceding sentence is hereinafter referred to as "Company Intellectual Property". Upon the request of the Company, the Consultant shall execute such further assignments, documents, and other instruments as may be necessary to assign Company Intellectual Property to the Company and to assist the Company in applying for, obtaining and enforcing patents or other rights in the United States and in any foreign country with respect to any Company Intellectual Property. The Company will bear the cost of preparation of all patent or other applications and assignment, and the cost of obtaining and enforcing all patents and other rights to Company Intellectual Property.

      6.2 The Company shall have no rights by reason of this Agreement in any publication, invention, discovery, improvement, or other intellectual property whatsoever, whether or not publishable, patentable, or copyrightable, which is developed as a result of a program of research financed, in whole or in part, by funds provided by or under the control of The Salk Institute. The Company also acknowledges and agrees that it will enjoy no priority or advantage as a result of the consultancy created by this Agreement in gaining access, whether by license or otherwise, to any proprietary information or intellectual property that arises from any research undertaken by the Consultant in his capacity as an employee of The Salk Institute.

7.    Confidentiality.

      7.1 The Consultant acknowledges that, during the course of performing his services hereunder, the Company will be disclosing information to the Consultant, and the Consultant will be developing information related to the Field of Interest, Company Intellectual Property, projects, products, potential customers, personnel, business plans, and finances, as well as other commercially valuable information (collectively "Confidential Information"). The Consultant acknowledges that the Company's business is extremely competitive, dependent in part upon the maintenance of secrecy, and that any disclosure of the Confidential Information would result in serious harm to the Company.

      7.2 The Consultant agrees that the Confidential Information will be used by the Consultant only in connection with consulting activities hereunder, and will not be used in any way that is detrimental to the Company.

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      7.3   The Consultant agrees not to disclose, directly or indirectly, the
Confidential Information to any third person or entity, other than representatives or agents of the Company. The Consultant will treat all such Confidential Information as confidential and proprietary property of the Company.

      7.4 Confidential Information subject to paragraphs 7.1-7.3 do not include information that: (i) is or later becomes available to the public through no breach of this Agreement by the Consultant; (ii) is obtained by the Consultant from a third party who had the legal right to disclose the information to the Consultant; (iii) is already in the possession of the Consultant on the date this Agreement becomes effective; or (iv) is required to be disclosed by law, government regulation, or court order. In addition, Confidential Information subject to paragraphs 7.1-7.3 do not include information generated by the Consultant, alone or with others, unless the information (I) is generated solely as a direct result of the performance of the consulting services under this Agreement and (II) is not generated in the course of the Consultant's activities as a Salk Institute employee.

      7.5 The Consultant may disclose to the Company any information that the Consultant would normally freely disclose to other members of the scientific community at large, whether by publication, by presentation at seminars, or in informal scientific discussions. However, the Consultant shall not disclose to the Company information that is proprietary to The Salk Institute and is not generally available to the public other than through formal technology transfer procedures.

      7.6 Upon termination of this Agreement, if requested to do so by the Company, the Consultant will promptly return to the Company all materials containing Confidential Information as well as data, records, reports and other property, furnished by the Company to the Consultant or produced by the Consultant in connection with services rendered hereunder, together with all copies of any of the foregoing. Notwithstanding any such return, the Consultant shall continue to be bound by the terms of the confidentiality provisions contained in this Section 7 for a period of five years after the termination of this Agreement.

8.    Freedom to Publish and Academic Obligations.

      8.1 Company acknowledges that Consultant is conducting and will in the future conduct Salk Research. Company agrees that the provisions of this Agreement will not restrict Consultant's right to lecture upon, publish or otherwise disseminate results of the Salk Research (collectively referred to as "Permitted Disclosures"), even though the Permitted Disclosures may be related to the subject matter of this Agreement; provided that such Permitted Disclosure includes no Confidential Information of Company. However, Consultant will review with The Salk Institute in advance of such publication or dissemination said Permitted Disclosures in order to evaluate the need to file a patent application.

      8.2 It is understood that Consultant is a member of the faculty of The Salk Institute and that, as such, Consultant must fulfill certain obligations to The Salk Institute, including, among other things, teaching, conducting Salk Research, publishing and interacting with investigators at other academic, research and commercial institutions. Accordingly, it is agreed that Consultant's consulting obligations to Company will be subject to the foregoing obligations to The Salk Institute. Company recognizes and acknowledges that Consultant is currently employed by, and Consultant's primary responsibilities are to, The Salk Institute. Company further acknowledges that, in connection with such employment, Consultant has entered into certain agreements with The Salk Institute relating to the ownership of intellectual property rights, conflicts of interest and other matters and are subject to certain policy statements of The Salk Institute (the "Institutional Agreements"). Company and Consultant both recognize and acknowledge that Consultant remains obligated to comply with such Institutional Agreements and written regulations and policies of The Salk Institute. Consultant hereby represents that nothing in the Institutional Agreements are in conflict with the terms of this Agreement.

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      8.3   Nothing in this Agreement shall be deemed to give Company any rights in or to any intellectual property rights of The Salk Institute. Company acknowledges that any commercialization of any intellectual property resulting from the Salk Research would require Company to obtain rights to such intellectual property developed or to be developed by Consultant or others in Consultant's laboratory at The Salk Institute, the rights to which are held by The Salk Institute.

      8.4 The Company acknowledges and agrees that nothing in this Agreement shall affect the Consultant's obligations to, or research on behalf of, The Salk Institute, including, without limitation, obligations or research of the Consultant in connection with a transfer by The Salk Institute of materials or intellectual property developed in whole or in part by the Consultant, or in connection with research collaborations.

9. No Conflict: Valid and Binding. The Consultant represents that neither the execution of this Agreement nor the performance of the Consultant's obligations under this Agreement will result in a violation or breach of any other agreement by which the Consultant is bound. The Company represents that this Agreement has been duly authorized and executed and is a valid and legally binding obligation of the Company, subject to no conflicting agreements.

10. Defense and Indemnification. The Company agrees, at its sole expense, to defend the Consultant against, and to indemnify and hold the Consultant harmless from, any claims or suits by a third party against the Consultant or any liabilities or judgments based thereon, either arising from this Agreement, the Consultant's performance of services for the Company under this Agreement, or any Company products which result from the Consultant's performance of services under this Agreement.

11. Notices. Any notice provided under this Agreement shall be in writing and shall be deemed to have been effectively given (i) upon receipt when delivered personally, (ii) one day after sending when sent by private express mail service (such as Federal Express), or (iii) 5 days after sending when sent by regular mail to the following address:

      In the case of the Company:

            Kevin C. Gorman, Ph.D.
            Vice President Business Development
            Neurocrine Biosciences, Inc.
            12790 El Camino Real
            San Diego CA  92130

      cc:   Corporate Secretary

      In the case of the Consultant:

            Dr. Wylie Vale
            The Clayton Foundation Laboratories
            The Salk Institute
            10010 N. Torrey Pines Road
            La Jolla, CA 92037

or to other such address as may have been designated by the Company or the Consultant by notice to the other given as provided herein.

12. Independent Contractor: Withholdings. The Consultant will at all times be an independent contractor, and as such will not have authority to bind the Company. The

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Consultant will not act as an agent nor shall he be deemed to be an employee of the Company for the purposes of any employee benefit program, unemployment benefits, or otherwise. The Consultant recognizes that no amount will be withheld from his compensation for payment of any federal, state, or local taxes and that the Consultant has sole responsibility to pay such taxes, if any, and file such returns as shall be required by applicable laws and regulations. Consultant shall not enter into any agreements or incur any obligations on behalf of the Company.

13. Assignment. Due to the personal nature of the services to be rendered by the Consultant, the Consultant may not assign this Agreement. The Company may assign all rights and liabilities under this Agreement to a subsidiary or an affiliate or to a successor to all or a substantial part of its business and assets without the consent of the Consultant. Subject to the foregoing, this Agreement will inure to the benefit of and be binding upon each of the heirs, assigns and successors of the respective parties.

14. Severability. If any provision of this Agreement shall be declared invalid, illegal or unenforceable, such provision shall be severed and the remaining provisions shall continue in full force and effect.

15. Remedies. The Consultant acknowledges that the Company would have no adequate remedy at law to enforce Section 7 of this Agreement. In the event of a violation by the Consultant of this Section, the Company shall have the right to obtain injunctive or other similar relief, as well as any relevant damages, without the requirement of posting bond or other similar measures.

16. Governing Law; Entire Agreement. This Agreement shall be governed by the laws of the State of California applicable to agreements made and to be performed within such State, represents the entire understanding of the parties, supersedes all prior agreements between the parties, and may only be amended in writing.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below.

NEUROCRINE BIOSCIENCES, INC.                      CONSULTANT

                                                  /s/ Wylie Vale
By: /s/ Gary A. Lyons                             --------------------------
    -------------------------------               Wylie Vale, Ph.D.
    Gary A. Lyons

Title: President & CEO

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